SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 3, 2004

FIRST ADVANTAGE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

Delaware	0-50285	61-1437565
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Progress Plaza, Suite 2400

St. Petersburg, Florida 33701

(Address of principal executive offices)

(727) 214-3411

(Registrant’s telephone number)

Not Applicable.

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

On April 29, 2004, First Advantage Corporation (the “Company”) acquired Realeum, Inc., a web based property management software firm located in Rockville, Maryland under the terms of an agreement and plan of merger (“Agreement”) filed as Exhibit 2.1. Realeum, Inc. was merged into Lakewood Merger Corp., a wholly owned subsidiary of the Company, and it will continue to operate under the name Realeum, Inc.

In consideration for the acquisition of the outstanding preferred stock of Realeum, Inc., the Company paid the preferred shareholders notes that are convertible into shares of the Company’s class A common stock for a value of $2,500,000, less certain amounts as defined in the Agreement, for a net price of approximately $1,555,000. The preferred shareholders may also receive as additional consideration class A common stock of the Company at the end of each fiscal year 2005, 2006, and 2007 if certain financial results are achieved, as defined in the Agreement (“Earn-Out Shares”). In addition to the consideration, the Company granted the preferred shareholders an expirable right of first offer to purchase Realeum, Inc., if the Company decides to sell it or its intellectual property to a non-affiliate. The right of first offer expires the earlier of: (i) the date of any payment of Earn-Out Shares, if any, and (ii) the date occurring 45 days after the income statement for fiscal year 2007 is delivered.

First Advantage Corporation has agreed to file a registration statement on Form S-3 to become effective not later than the date that any Earn-Out Shares are required to be issued under the Agreement.

The terms of the Agreement, including the consideration paid by the Company, were determined in arms’-length negotiations between the Company, on the one hand, and the preferred shareholders, on the other hand. The foregoing description of the Agreement is qualified in its entirety by the full text of the Agreement, which is incorporated herein by reference.

Item 7. Financial Statements. Pro Forma Financial Information and Exhibits.

(a) Financial Statements.

The Company intends to file by amendment the required financial statements.

(b) Pro Forma Financial Information

The Company intends to file by amendment the required financial statements reflecting the acquisition of Realeum, Inc., no later than 60 days that this report on Form 8-K must be filed.

(c) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of April 16, 2004 by and among First Advantage Corporation, Realeum, Inc. Lakewood Merger Corp. and Brian Hayhurst, Michael Tyrrell and William F. Earthman, III (Exhibits and Schedules Omitted*)

99.1	Press Release dated May 3, 2004

*	The Registrant will furnish a supplementary copy of any omitted exhibits and schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST ADVANTAGE CORPORATION

By:	/s/ John Lamson

Name: Title:	John Lamson Executive Vice President and Chief Financial Officer

Dated: May 13, 2004